Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

3SBio Inc.:

We consent to the use of our report dated June 28, 2007, with respect to the consolidated balance sheets of 3SBio Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the Annual Report on Form 20-F of 3SBio Inc. for the year ended December 31, 2006 and incorporated herein by reference.

/s/ KPMG

Hong Kong, China

March 20, 2008